EXHIBIT 24
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of The Timken Company, an Ohio corporation (the “Company”), hereby (1) constitutes and appoints James W. Griffith, Glenn A. Eisesnberg, William R. Burkhart and Scott A. Scherff, collectively and individually, as his or her agent and attorney-in-fact, with full power of substitution and resubstitution, to (a) sign and file on his or her behalf and in his or her name, place and stead in any and all capacities (i) an Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, on Form 10-K for the fiscal year ended December 31, 2006, and (ii) any and all amendments and exhibits to such Annual Report, and (b) do and perform any and all other acts and deeds whatsoever that may be necessary or required in the premises, and (2) ratifies and approves any and all actions that may be taken pursuant hereto by any of the above-named agents and attorneys-in-fact or their substitutes.
     IN WITNESS WHEREOF, the undersigned directors and officers of the Company have hereunto set their hands as of the 27th day of February 2007.

/s/Phillip R. Cox	/s/J. Ted Mihaila

Phillip R. Cox	J. Ted Mihaila
(Principal Accounting Officer)

/s/Glenn A. Eisenberg	/s/Joseph W. Ralston

Glenn A. Eisenberg	Joseph W. Ralston
(Principal Financial Officer)

/s/James W. Griffith	/s/John P. Reilly

James W. Griffith	John P. Reilly
(Principal Executive Officer)

/s/Jerry J. Jasinowski	/s/Frank C. Sullivan

Jerry J. Jasinowski	Frank C. Sullivan

/s/John A. Luke, Jr.	/s/John M. Timken, Jr.

John A. Luke, Jr.	John M. Timken, Jr.

/s/Robert W. Mahoney	/s/Ward J. Timken

Robert W. Mahoney	Ward J. Timken

/s/Ward J. Timken, Jr.
Ward J. Timken, Jr.

/s/Joseph F. Toot, Jr.
Joseph F. Toot, Jr.

/s/Jacqueline F. Woods
Jacqueline F. Woods